Ashland Partners & Company LLP

ASHLAND

525 Bigham Knoll, Suite 200
Jacksonville, OR 97530
541.857.8800
Fax: 503.213.7245
www.ashlandpartners.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As independent public accountants, we hereby consent to the use of our Independent Accountant's Report dated July 29, 2011, covering the period January 1, 1995 through March 31, 2011 for the "Equity Composite" and to all references to our firm included in or made a part of the Granite Value Fund Prospectus dated December 21, 2011.

December 14, 2011

Ashland Partners & Company LLP

By: ______________________
Jessica Parker CPA, CIPM
Partner